UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 ---------------------------- FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 4, 2009 (October 23, 2009)

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Date of Report (Date of earliest event Reported)

     L & L INTERNATIONAL HOLDINGS, INC.

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(Exact name of registrant as specified in its charter)

Nevada	000-32505	91-2103949
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

130 Andover Park East, Suite 101, Seattle WA 98188
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(Address of principal executive offices) (Zip Code)

     (206) 264-8065
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Registrant’s Telephone Number, Including Area Code

N/A

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(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Forward Looking Statements

     This Form 8-K/A and other reports filed by L & L International Holdings, Inc. (the “Registrant” or “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings, the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan”, or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions, and other factors (including the risks contained in the section of the Registrant’s Form 10-K entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations, and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

     Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward looking statements to conform these statements to actual results.

EXPLANATORY NOTE

     This current report on Form 8-K/A amends and restates in its entirety the current report on Form 8-K of L&L International Holdings, Inc. dated October 29, 2009 filed with the Securities and Exchange Commission on October 29, 2009. The only amendments reflected in this Form 8-K/A are (i) the correction of the coal washing facilities and the additional equity ownership interest relating to the Notes (as defined below), (ii) the refiling of Exhibit 10.1 and (iii) the date on the signature page has been changed to November 4, 2009.

Item 1.01 Entry into a Material Definitive Agreement

     L & L International Holdings, Inc. (the “Registrant” or “L&L”) executed that certain Acquisition and Capital Increase Agreement (hereinafter the “Agreement”), effective October 23, 2009, with Hon Shen Coal Co. Ltd. (“Hon Shen”), which is located in Yunnan Province, China. Presently, Hon Shen has two distinctive operations; a) coal washing, and b) coking operations. Pursuant to the Agreement, L&L will increase its equity ownership interest in Hon Shen’s coal washing facilities from a 65% equity ownership interest to a 93% equity ownership interest. In addition, L&L will own 93% equity interest in Hon Shen’s coking facilities, thus reaching an overall 93% ownership of both Hon Shen’s coal washing and coking operations.

     As reported in our prior Current Report on Form 8-K filed with the SEC on July 30, 2009, we previously acquired a 65% equity ownership interest in Hon Shen’s coal washing facilities that have a combined annual capacity of 300,000 tons between two facilities: a 210,000-ton coal washing plant completed in July 2009 using Dense Medium Separation (DMS) technology, and an existing 90,000-ton plant using jig separation technology. Hon Shen’s coking facilities has a production capacity of 150,000 tons with approximately RMB 150 Million in estimated revenues.

     Total consideration for the additional equity ownership interest of RMB 55,800,000 (approximately $8,180,000 USD) shall be paid by L&L through a combination of cash and common stock issuance payments that will be contributed into the registered capital of Hon Shen. These capital contribution payments will be made in three payments. The first payment of RMB 13.64 million (approximately $ 2 million USD) shall be made within 30 days after execution of the Agreement through the issuance to Hon Shen of 400,000 shares of L&L’s common stock (valued at approximately $5.00 USD/share). The second payment of RMB 20.46 million (approximately $3 million USD) shall be made to Hon Shen within 90 days after government approval of the joint venture acquisition. The third payment of RMB 21.7 million (approximately $3.18 million USD) shall be made within one year after government approval of the acquisition and the form of third payment shall be subject to future negotiation but shall be made either in cash or L&L common stock. L&L shall be subject to penalty payments of 1% of the payment per month that is due if it fails to timely make such payment when due. If any payment is overdue by over 3 months, then L&L shall be subject to a penalty payment of 3% of such payment and Hon Shen shall have the right to terminate this Agreement and require compensation for any loss as a result of L&L’s failure to make such payment.

     The discussion above provides only a brief description of the Agreement and is qualified in its entirety by the full text of the original Agreement. An English translation of the Agreement is attached hereto as Exhibit 10.1. The original executed Agreement in Chinese is maintained in L&L’s corporate office.

     On October 29, 2009, the Company issued the press release attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exh.	Description
No.

10.1	Acquisitions Capital Increase Agreement Between L&L International Holdings, Inc. and Luxi County Hon Shen Coal Co. Ltd. dated October 23, 2009 (English Translation)

99.1	Press Release dated October 29, 2009

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L & L INTERNATIONAL HOLDINGS, INC.
(Registrant)

Date: November 4, 2009	By: /s/ Dickson V. Lee

Dickson V. Lee,
Chief Executive Officer